Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              We consent to the use in this Amendment No. 1 to Registration Statement No. 333-157034 of our report dated March 12, 2009 relating to the financial statements of OpenTable, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB No. 109) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
San Jose, California March 12, 2009